Exhibit 99.1

FOR IMMEDIATE RELEASE

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ITRONICS REPORTS 2013 FULL YEAR REVENUES AND OUTLOOK FOR 2014

- Fertilizer Revenue Up Eight Percent in 2013 -

RENO, Nevada, April 3, 2014 -- Itronics Inc. (OTC:ITRO) reported today its 2013 sales of $2.18 million decreased by 5 percent from its 2012 sales of $2.29 million. The Company believes 2014 sales could return to higher levels depending on the progress with growth initiatives announced in 2013 and the first quarter of 2014.

Itronics is a cleantech specialty liquid fertilizer company which produces silver bullion. It owns a large Iron Oxide Copper Gold (IOCG) mineral property (the Auric Fulstone Project) in the prolific Yerington Copper Mining District in northwestern Nevada. The Company’s goal is to achieve profitable large scale clean technology driven sustainable growth in specialty fertilizers, silver and specialty minerals.

2014 Outlook

As demonstrated again in 2013, weather can have significant negative effect on fertilizer sales. Itronics’ current outlook is that 2014 sales should be stable and there could be an increase if certain new projects that are underway begin to produce results.

The Stage 1 silver refinery technology improvement is progressing well and is expected to increase silver refining capacity sufficient to support a significant increase in "internally produced" silver output. During the fourth quarter of 2013 and the first quarter of 2014, there have been significant fluctuations in power supply to Itronics’ manufacturing plant which have had a negative impact on its ability to run refining furnaces when needed. The problem has been recurring with different levels of severity and this year the problem has been especially severe. To eliminate the problem, the Company is preparing engineering plans to install a small natural gas fueled generator specifically to supply power to the refining furnaces and to take this part of the operation completely off the grid. The switch from electric power for the furnaces to gas generated power is expected to cut the power cost by 50 percent and to provide reliable continuous steady power when needed for silver refining.

Receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales and this is expected to continue.

The switch to digital image capture and transfer in the photography segment has stabilized with continuing silver halide technology use for photo print production and for production of X-rays for medical archiving purposes. This on-going use of silver halide technology is expected to continue.

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2013 Sales Results

Unaudited Revenues for the fourth quarter, and full year ended December 31, 2013 together with comparative figures for 2012 are presented below:

ITRONICS INC.

	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2013	2012	2013	2012
REVENUE
Fertilizer	$ 287,033	$ 240,348	$ 1,696,076	$ 1,567,240
Silver	$ 42,509	$ 139,569	$ 222,661	$ 504,104
Photo Services	$ 17,678	$ 19,772	$ 59,136	$ 70,168
Mining Tech Services	$ 22,727	$ 24,703	$ 203,245	$ 145,869

Total Revenues	$ 369,947	$ 424,392	$ 2,181,118	$ 2,287,381

The full year GOLD’n GRO liquid fertilizer revenue increase of 8 percent was due to a 19 increase in fall sales. Sales continue to be affected by uncertainties related to the water outlook in California.

Silver revenues for the year decreased 56 percent on a 42 percent decrease in ounces sold and a 24 percent decrease in the realized silver price per troy ounce. Silver production in the second half 2013 was reduced due to the development work being conducted to perfect the breakthrough "Itromet Silver Refining Process" that was announced in a press release on February 25, 2014. The new refining process is ready to use at commercial scale as soon as a reliable electrical supply to the refinery is established.

Whitney & Whitney technical services sales for the year increased 39 percent due to expansion of service support for a long term mining client. This service support is expected to continue for several years.

Dr. John Whitney, Itronics President, said: "While 2013 continued to present many challenges, the Company was able to announce two breakthrough technology developments in the first quarter of 2014 that were the result of application development work conducted during the second half of 2013. During 2013 we made progress in developing our understanding of the geology for the Fulstone Project. Field work was minimized due to the difficult funding market."

About Itronics:

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, and is developing the Fulstone Iron Oxide Copper Gold exploration property in Nevada.

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Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. Its popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact: Paul Knopick 888-795-6336